Exhibit 99.1

Greystar Announces Completion of $4.6 Billion EdR Acquisition

MEMPHIS, Tenn. – September 20, 2018 – EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of high-quality collegiate housing communities, today announced the completion of the previously disclosed acquisition led by funds managed by an affiliate of Greystar Real Estate Partners. The announcement follows EdR stockholders’ vote to approve the merger at a meeting held September 14, 2018. The total transaction value is approximately $4.6 billion.

Pursuant to the transaction, EdR’s stockholders are entitled to receive $41.50 per share in cash. As a result of the transaction, EdR’s common stock ceased trading on the New York Stock Exchange effective before the market opened today.

“Not only was the sale beneficial to EdR’s shareholders, but joining forces with Greystar will also benefit our residents, university partners and employees,” said Randy Churchey, EdR’s Chief Executive Officer and Chairman of the Board of Directors. “This transaction greatly expands Greystar’s U.S. student housing portfolio and opens up even more opportunities for our current and future university partners who are looking at expanding their on-campus housing through Public-Private Partnerships (P3). The integration of EdR’s on-campus experience and operating expertise with Greystar’s investment platform and access to capital positions us to help even more of America’s prestigious universities enhance their campus housing and achieve their student retention and success goals.”

“Completing this highly strategic transaction provides us with an institutional-quality student housing platform at a scale that would be very difficult to replicate in the private market,” said Bob Faith, the Founder, Chairman and Chief Executive Officer of Greystar. “It also advances our long-term strategy to grow our global student housing footprint, and we look forward to leveraging our proven platform to enhance the company’s performance and value. EdR boasts a deep bench of talent and we look forward to welcoming their team into the Greystar family.”

EdR’s student housing platform will operate under the Greystar brand and retain its leadership team and operational headquarters in Memphis, Tenn.

BofA Merrill Lynch served as exclusive financial advisor, and Morrison & Foerster LLP and Venable LLP served as legal advisors to EdR. J.P. Morgan Securities LLC served as exclusive financial advisor, and Hogan Lovells US LLP and King & Spalding served as legal advisors, to Greystar.

JPMorgan Chase Bank, N.A. provided debt financing for the transaction.

In conjunction with the above transaction, a joint venture between an affiliate of Blackstone Real Estate Income Trust, Inc. ("BREIT") and an affiliate of Greystar acquired a portfolio of 20 of the EdR communities for $1.2 billion. The off-campus communities are located adjacent to top-tier university campuses.  The newly combined Greystar/EdR team will continue to manage the assets.

In addition, on September 20, 2018, Education Realty Operating Partnership, L.P. issued notices of redemption to redeem all of its outstanding 4.60% Notes due 2024. It is expected that these notes will be redeemed on October 22, 2018.

About EdR

EdR (NYSE:EDR) is one of America's largest owners, developers and managers of collegiate housing. EdR is a self-administered and self-managed real estate investment trust that owns or manages 86 communities with more than 47,100 beds serving 55 universities in 27 states. EdR is a member of the Russell 2000 Index, the S&P MidCap 400 and the Morgan Stanley REIT indices. For details, please visit the Company's Web site at www.EdRtrust.com.

About Greystar

Greystar is a leading, fully integrated multifamily real estate company offering expertise in investment management, development and property management of rental housing properties globally. Headquartered in Charleston, South Carolina with offices throughout the United States, UK and Continental Europe, Latin America and Asia-Pacific, Greystar operates in over 150 markets globally and is the largest operator of apartments in the United States, managing over 480,000 units/beds, with an aggregate estimated value of over $80 billion. Greystar also has a robust institutional investment management platform dedicated to managing capital on behalf of a global network of institutional investors with approximately $31 billion in gross assets under management including more than $12 billion of developments that have been completed or are underway; $9.9 billion in the U.S. and $2 billion internationally. Following this transaction, Greystar will be the 2nd largest institutional owner and manager of student housing in the United States, in addition to Greystar’s global position as the largest student housing operator in Spain and the 3rd largest owner of student housing assets in the United Kingdom. Greystar was founded by Bob Faith in 1993 with the intent to become a provider of world class service in the rental housing real estate business. To learn more about Greystar, visit www.greystar.com. ** As of Q2 2018 but pro forma for inclusion of EdR transaction.

Greystar Contacts

Liza Kunkel – Greystar Public Affairs
Liza.Kunkel@Greystar.com

Adam Pillay – Greystar Investor Relations
Adam.Pillay@greystar.com

Please see our EdR Shareholder Frequently Asked Questions document (FAQs - Greystar® Acquisition of EdR) for more information.